As filed with the Securities and Exchange Commission on February 7, 2002
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S–8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CACI International Inc
(Exact name of registrant as specified in its charter)

Delaware	54-1345888
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1100 North Glebe Road, Arlington, Virginia	22201
(Address of principal executive offices)	(Zip code)

CACI International Inc 1996 Stock Incentive Plan (Full title of the plan)

Jeffrey P. Elefante Executive Vice President and General Counsel CACI International Inc 1100 North Glebe Road Arlington, Virginia 22201 (Name and address of agent for service)

(703) 841-7800 (Telephone number, including area code, of agent for service)

WITH A COPY TO: David W. Walker, Esq. Foley, Hoag & Eliot llp One Post Office Square Boston, Massachusetts 02109 (617) 832-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

common stock, par value $0.10 per share	1,100,000 (1)	$37.975 (2)	$41,772,500	$3,844

Total				$3,844

(1)	Represents shares of common stock issuable upon exercise of options and stock awards granted under the 1996 Stock Incentive Plan as amended.

(2)	Calculated pursuant to Rules 457(c) and (h)(1) under the Securities Act of 1933 based on the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on February 1, 2002.

This Registration Statement on Form S-8 is filed to register additional shares authorized pursuant to an amendment of our 1996 Stock Incentive Plan approved by our stockholders on November 14, 2000. The contents of our earlier registration statement on Form S-8 filed with the Securities and Exchange Commission on January 24, 1997, File No. 333-20407, with respect to shares of common stock authorized under our 1996 Stock Incentive Plan is herein incorporated by reference. The following information is provided to update and supplement the information contained in our Form S-8 filed on January 24, 1997.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS

The information contained in our earlier registration statement under the heading “The 1996 Plan” should be revised to reflect amendments to the Plan effective in 2000 as follows:

•	Our amended Plan no longer authorizes the grant of rights to receive cash payments based on or measured by appreciation in the market price of our common stock (the stock appreciation rights); and

•	Nonqualified options may under our amended Plan be granted to employees, officers and directors.

•	As a result of the 2-for-1 stock split effective in 2001 the numbers of shares subject to the Plan have been doubled.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the following documents that we have previously filed with the Securities and Exchange Commission:

(a)	our annual report on Form 10-K for our fiscal year ended June 30, 2001 (as filed on September 26, 2001);

(b)	our quarterly report on Form 10-Q for the three months ended September 30, 2001 (as filed on November 15, 2001);

(c)	our quarterly report on Form 10-Q for the six months ended December 31, 2001 (as filed on February 7, 2002);

(d)	our current reports on Form 8-K (as filed on February 13, November 9, November 13, November 14, 2001 and February 7, 2002); and

(e)	the description of our common stock contained in our registration statement on Form 8-A/A (as filed on February 7, 2002).

All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 8. Exhibits (listed by numbers corresponding to the exhibit table of Item 601 of Regulation S-K).

4.1	Certificate of Incorporation of CACI International Inc (filed as Exhibit 3.1 to our annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2000 and incorporated herein by reference).

4.2	By–Laws of CACI International Inc (filed as Exhibit 3.2 to our annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2000 and incorporated herein by reference).

4.3	1996 Stock Incentive Plan as amended

5.1	Opinion of counsel Foley, Hoag & Eliot LLP.

23.1	Independent auditor's consent of Deloitte & Touche LLP.

23.2	Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page).

Item 9.         Undertakings.

1.         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.          The undersigned registrant hereby undertakes:

                                (a)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                               (i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                               (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                               (iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 2(a)(i) and 2(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

                                (b)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                (c)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

3.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*         *         *         *         *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Virginia, on this 6th day of February 2001.

CACI International Inc

By:	/s/

Jeffrey P. Elefante Executive Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stephen L. Waechter and Jeffrey P. Elefante, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or either of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for either or both of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J.P. London	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2002

/s/ Stephen L. Waechter	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 6, 2002

/s/	Director	February 6, 2002
Peter A. Derow

/s/	Director	February 6, 2002
Richard L. Leatherwood

/s/	Director	February 6, 2002
Warren R. Phillips

/s/	Director	February 6, 2002
Charles P. Revoile

/s/	Director	February 6, 2002
Glenn Ricart

/s/	Director	February 6, 2002
Vincent L. Salvatori

/s/	Director	February 6, 2002
William B. Snyder

/s/	Director	February 6, 2002
Richard P. Sullivan

/s/	Director	February 6, 2002
John M. Toups

                        EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of CACI International Inc (filed as Exhibit 3.1 to our annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2000 and incorporated herein by reference).

4.2	By–Laws of CACI International Inc (filed as Exhibit 3.2 to our annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2000 and incorporated herein by reference).

4.3	1996 Stock Incentive Plan as amended

5.1	Opinion of counsel Foley, Hoag & Eliot LLP

23.1	Independent auditor's consent of Deloitte & Touche LLP

23.2	Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page).